PRESS RELEASE EXHIBIT 99.1

AST SpaceMobile Provides Second Quarter 2022 Business Update

MIDLAND, TX, August 15, 2022 – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by standard mobile phones, today is providing its business update for the second quarter ended June 30, 2022.

“We are thrilled to be on-site at Cape Canaveral, FL, taking our BlueWalker 3 test satellite through final preparations and continuation of testing for the upcoming planned launch to low Earth Orbit in early to mid-September,” said Abel Avellan, Chairman and CEO of AST SpaceMobile. “Alongside this milestone, the team is hard at work in preparing our Texas headquarters and extension facility for future production of our initial BlueBird satellites.”

Business Highlights

•
Completed final assembly, integration, and ground transportation of the BlueWalker 3 test satellite to Cape Canaveral, FL, with an upcoming planned launch window for early to mid-September 1
•
Once BlueWalker 3 is operational following in-orbit testing and configuration, testing is planned with MNOs and equipment providers on all 6 inhabited continents
•
Next five satellites are under initial phase of component construction, with most of the design based on similar technology to BlueWalker 3, including FPGA (Field Programmable Gate Array), reaction wheels and antennas, with launch planned in late 2023
•
Commercial agreements in place with suppliers for most components of the next five Block 1 BlueBird satellites and next generation satellites
•
Announced a five-year 4G LTE/5G technology agreement with Nokia for the integration of Nokia’s AirScale System, which is planned to be offered as part of SpaceMobile’s MNO infrastructure
•
Grew portfolio of patent- and patent-pending claims to more than 2,400 worldwide as of August 15, 2022, compared to more than 2,300 as of May 16, 2022
•
Executed a definitive agreement to sell its majority ownership stake in NanoAvionika UAB. The transaction values NanoAvionika UAB at an enterprise valuation of €65 million and is expected to close in the third quarter of 2022, subject to customary closing conditions, including required regulatory review; the Company expects to receive approximately $27 million in net proceeds at closing

[1] The actual launch date remains subject to change and is contingent on a number of factors including, but not limited to testing, timely readiness of the launch vehicle and other unknowns including, but not limited to, weather conditions or technical problems.

Second Quarter 2022 Financial Highlights

•
Ended the second quarter with cash and cash equivalents of $202.4 million
•
Total operating expenses increased by $2.7 million to $35.4 million for the second quarter of 2022, as compared to $32.7 million in the first quarter of 2022, due to a $1.4 million increase in general and administrative costs, $0.9 million increase in research and development costs, $0.3 million increase in engineering services, and $0.1 million increase in depreciation and amortization
•
As of June 30, 2022, the Company incurred $86.6 million of capitalized costs (including launch cost and non-recurring engineering costs) related to the construction and testing of the BlueWalker 3 test satellite
•
As of June 30, 2022, the Company capitalized approximately $37.7 million in property and equipment primarily related to the Texas facilities, satellite antennas, test equipment, and leasehold improvements

Conference Call Information

AST SpaceMobile will hold a quarterly business update conference call at 5:00 p.m. (Eastern Time) today, August 15, 2022. The call will be accessible via a live webcast on the Events page of AST SpaceMobile’s Investor Relations website at https://investors.ast-science.com/. An archive of the webcast will be available shortly after the call.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today's five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. For more information, follow AST SpaceMobile on YouTube, Twitter, LinkedIn and Facebook. Watch this video for an overview of the SpaceMobile mission.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing and level of deployment of satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile service that would supersede preliminary agreements and memoranda of understanding; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the SEC, including those in the Risk Factors section of AST SpaceMobile’s Form 10-K filed with the SEC on March 31, 2022.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors incorporated by reference into AST SpaceMobile’s Form 10-K filed with the SEC on March 31, 2022. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

AST SPACEMOBILE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands, except share data)

	June 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$202,371	$321,787
Restricted cash	-	2,750
Accounts receivable	3,569	2,173
Inventories	3,520	1,412
Prepaid expenses	7,020	2,831
Other current assets	16,446	4,850
Total current assets	232,926	335,803

Property and equipment:
BlueWalker 3 satellite - construction in progress	86,584	67,615
Property and equipment, net	37,725	28,327
Total property and equipment, net	124,309	95,942

Other non-current assets:
Operating lease right-of-use assets, net	7,731	7,991
Goodwill	3,355	3,641
Other non-current assets	16,543	559
Total other non-current assets	27,629	12,191

TOTAL ASSETS	$384,864	$443,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,157	$6,638
Accrued expenses and other current liabilities	8,670	7,469
Deferred revenue	7,490	6,636
Current operating lease liabilities	858	634
Total current liabilities	22,175	21,377

Warrant liabilities	40,495	58,062
Non-current operating lease liabilities	7,040	7,525
Long-term debt	4,880	5,000
Total liabilities	74,590	91,964

Commitments and contingencies (Note 7)

Stockholders' Equity:
Class A Common Stock, $.0001 par value; 800,000,000 shares authorized; 51,945,785 and 51,730,904 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively.	5	5
Class B Common Stock, $.0001 par value; 200,000,000 shares authorized; 51,636,922 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively.	5	5
Class C Common Stock, $.0001 par value; 125,000,000 shares authorized; 78,163,078 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively.	8	8
Additional paid-in capital	175,400	171,155
Accumulated other comprehensive loss	(526)	(433)
Accumulated deficit	(84,106)	(70,461)
Noncontrolling interest	219,488	251,693
Total stockholders' equity	310,274	351,972

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$384,864	$443,936

AST SPACEMOBILE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(dollars in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021

Revenues	$7,264	$2,773	$9,658	$3,735

Cost of sales (exclusive of items shown separately below)	2,202	1,112	4,189	2,019

Gross profit	5,062	1,661	5,469	1,716

Operating expenses:
Engineering services	11,999	5,784	23,716	10,731
General and administrative costs	13,075	9,157	24,718	14,693
Research and development costs	9,145	9,589	17,426	10,603
Depreciation and amortization	1,185	567	2,285	1,182
Total operating expenses	35,404	25,097	68,145	37,209

Other income (expense):
Gain (loss) on remeasurement of warrant liabilities	23,049	(41,677)	17,567	(41,677)
Other expense, net	(679)	-	(664)	(28)
Total other income (expense), net	22,370	(41,677)	16,903	(41,705)

Loss before income tax expense	(7,972)	(65,113)	(45,773)	(77,198)
Income tax expense	96	56	198	57
Net loss before allocation to noncontrolling interest	(8,068)	(65,169)	(45,971)	(77,255)

Net loss attributable to noncontrolling interest	(5,144)	(45,191)	(32,326)	(45,697)
Net loss attributable to common stockholders	$(2,924)	$(19,978)	$(13,645)	$(31,558)
Net loss per share of common stock attributable to common stockholders (1)
Basic and diluted	$(0.06)	$(0.39)	$(0.26)	$(0.39)
Weighted average shares used in computing net loss per share of common stock (1)
Basic and diluted	51,868,658	51,729,704	51,814,888	51,729,704

(1)
Earnings per share information excludes earnings for the periods prior to the Business Combination, as it resulted in values that would not be meaningful to the users of these condensed consolidated financial statements. Refer to Note 14 in the Notes to the Condensed Consolidated Financial Statements (Unaudited) included in our Form 10-Q for the quarter ended June 30, 2022 for further information.

AST SPACEMOBILE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021

Net loss before allocation to noncontrolling interest	$(8,068)	$(65,169)	$(45,971)	$(77,255)
Other comprehensive loss
Foreign currency translation adjustments	(166)	(16)	(598)	(281)
Total other comprehensive loss	(166)	(16)	(598)	(281)
Total comprehensive loss before allocation to noncontrolling interest	(8,234)	(65,185)	(46,569)	(77,536)
Comprehensive loss attributable to noncontrolling interest	(5,289)	(45,199)	(32,831)	(45,773)
Comprehensive loss attributable to common stockholders	$(2,945)	$(19,986)	$(13,738)	$(31,763)

AST SPACEMOBILE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	For the Six Months Ended June 30,
	2022	2021

Cash flows from operating activities:
Net loss before allocation to noncontrolling interest	$(45,971)	$(77,255)
Adjustments to reconcile net loss before noncontrolling interest to cash used in operating activities:
Depreciation and amortization	2,285	1,182
(Gain) loss on remeasurement of warrant liabilities	(17,567)	41,677
Non-cash lease expense	267	371
Stock-based compensation	4,695	598
Issuance of common stock for commitment shares	190	-
Changes in operating assets and liabilities:
Accounts receivable	(1,613)	748
Prepaid expenses and other current assets	(16,332)	(3,519)
Inventory	(2,313)	(1,163)
Accounts payable and accrued expenses	2,838	112
Operating lease liabilities	(261)	(220)
Deferred revenue	1,393	1,828
Other assets and liabilities	(16,116)	(2,731)
Net cash used in operating activities	(88,505)	(38,372)

Cash flows from investing activities:
Purchase of property and equipment	(12,197)	(6,998)
BlueWalker 3 satellite - construction in process	(21,403)	(11,600)
Net cash used in investing activities	(33,600)	(18,598)

Cash flows from financing activities:
Proceeds from business combination	-	456,420
Direct and incremental costs incurred for the Business Combination	-	(39,542)
Proceeds from warrant exercises	33	-
Proceeds from debt	230	-
Net cash provided by financing activities	263	416,878

Effect of exchange rate changes on cash and cash equivalents	(324)	(73)

Net (decrease) increase in cash, cash equivalents and restricted cash	(122,166)	359,835
Cash, cash equivalents and restricted cash, beginning of period	324,537	42,777
Cash, cash equivalents and restricted cash, end of period	$202,371	$402,612

Supplemental disclosure of cash flow information:
Non-cash transactions:
Purchases of construction in process in accounts payable	$1,648	$1,813
Purchases of property and equipment in accounts payable	70	517
Right-of-use assets obtained in exchange for operating lease liabilities	272	-

Investor Contact:

Scott Wisniewski

investors@ast-science.com

Media Contact:

Brandyn Bissinger

press@ast-science.com

+1 866 845 6521